[DILWORTH PAXSON LLP LETTERHEAD]

September 19, 2006

Board of Directors
Sterling Banks, Inc.
3100 Route 38
Mount Laurel, N.J. 08054

Re:	Tax Opinion on Merger of the Holding Company and Farnsworth Bancorp, Inc.

Dear Directors:

You have asked us to provide you with our opinion regarding certain material federal income tax consequences of the proposed merger (the “Merger”) of Farnsworth Bancorp, Inc. (“Farnsworth”) with and into Sterling Banks, Inc., a New Jersey corporation (“Holding Company”), with Holding Company as the survivor, as provided in the Merger Agreement between Farnsworth and Holding Company dated June 23, 2006. The Merger is further described in and will be in accordance with Holding Company’s Securities and Exchange Commission Form S-4 Registration Statement (Reg. No. 333-133649) (the “Registration Statement”) with which this opinion letter is being filed.

The Merger is structured, and will be completed, as an exchange by Farnsworth shareholders of their Farnsworth voting common stock (the “Farnsworth Common Stock”) for Holding Company voting common stock (“Holding Company Common Stock”) and cash. Each share of Farnsworth Common Stock will be converted into the right to receive either 2.3625 shares of Holding Company Common Stock, $27.50 in cash or a combination thereof. The provisions of the Merger Agreement are designed to ensure that 50% of the total number of shares of Farnsworth Common Stock issued and outstanding on the date of the Merger will be converted into the right to receive shares of Holding Company Common Stock and the remaining outstanding shares of Farnsworth Common Stock will be converted to cash.

The Farnsworth Common Stock is the only class of stock presently outstanding and will be the only class of capital stock of Farnsworth outstanding as of the Effective Time. Farnsworth shareholders will be entitled to exercise their statutory rights of dissent to the Merger and be paid in cash for their Farnsworth Common Stock in accordance with the provisions of New Jersey law. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement.

Board of Directors	Page 2

We have acted as counsel to Holding Company in connection with the Merger. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.  the Registration Statement;

2.  the Merger Agreement; and

3.  such other instruments and documents related to Holding Company and Farnsworth as we have deemed necessary or appropriate.

In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

1.  original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

2.  any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Time and thereafter where relevant;

3.  the Merger will be consummated pursuant to the Merger Agreement and will be effective under the law of the State of New Jersey and applicable federal and state banking laws;

4.  the Farnsworth Common Stock is held by the shareholders of Farnsworth as a capital asset; and

5.  at all relevant times prior to and including the Effective Time, (i) no outstanding indebtedness of Farnsworth has represented or will represent equity for tax purposes; (ii) no outstanding equity of Farnsworth has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Farnsworth capital stock or to share in the appreciation thereof constitutes or will constitute “stock” for purposes of applying Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, and if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that the statements made under the caption “Material Federal Income Tax Consequences of the Merger” under the heading “FARNSWORTH PROPOSAL I - APPROVAL OF THE MERGER” in the Registration Statement, insofar as they constitute statements of law or legal conclusions and based upon the limitations described therein, are correct in all material respects, and in particular:

Board of Directors	Page 3

1. The Merger will qualify as a tax-free reorganization under Code Section 368(a), and Holding Company and Farnsworth will be parties to the reorganization;

2. Neither Holding Company nor Farnsworth will recognize gain or loss as a result of the Merger; and

3. Any gain (but not loss) realized in the Merger will be recognized by holders of Farnsworth Common Stock only to the extent of cash received by such holders in the Merger, including cash received in lieu of fractional share interest.

Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

This opinion is being delivered to the Board of Directors solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon or utilized for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the

Board of Directors	Page 4

category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Dilworth Paxson LLP

DILWORTH PAXSON LLP

Board of Directors	Page 5

STERLING BANKS, INC.

OFFICER’S CERTIFICATE

In connection with the opinion of Dilworth Paxson LLP to be filed as part of the Registration Statement on Securities and Exchange Commission Form S-4 by Sterling Bank, a New Jersey corporation (“Sterling”), as to certain of the federal income tax consequences of the proposed Merger pursuant to which Farnsworth Bancorp, Inc., (“Farnsworth”), will merge with and into Sterling Banks, Inc., a New Jersey corporation (“Holding Company”), for Common Stock of Holding Company and cash, and recognizing that Dilworth Paxson LLP will rely on this Certificate in delivering such opinion, the undersigned authorized officer of Holding Company hereby certifies on behalf of Holding Company that, to the best knowledge and belief of the management of Holding Company, at all times up to and including the effective date of the Merger (the “Effective Date”):

1.The fair market value of the Holding Company voting common stock (“Holding Company Common Stock”) and cash to be received by each Farnsworth shareholder in the Merger will be approximately equal to the fair market value of the Farnsworth voting common stock (“Farnsworth Common Stock”) surrendered in the exchange.

2. There is no plan or intention on the part of the shareholders of the Farnsworth to sell, exchange, or otherwise dispose of, to Holding Company, its subsidiaries, and/or any person related to any of them (as determined under Treasury Regulation Section 1.368-1(e)) (all hereinafter “Related Parties”), a number of shares of Holding Company Common Stock to be received in the transaction that would reduce such shareholders’ ownership of Holding Company Common Stock to a number of shares having a value, as of the Effective Date, of less than 40% of the value of all of the formerly outstanding Farnsworth Common Stock as of that date. Shares of Farnsworth Common Stock surrendered by dissenters will be considered in making this representation. Moreover, shares of Farnsworth Common Stock held by Farnsworth’s shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction to such Related Parties will be considered in connection with this representation.

3. Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

4. Farnsworth, Holding Company and the shareholders of the Farnsworth will pay their respective expenses, if any, incurred in connection with the transaction.

5. Farnsworth does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the Holding Company.

6. Following the transaction, Farnsworth will continue its “historic business” or use a “significant portion” of its “historic business assets” in a business (as such terms are used in Treasury Regulation Section 1.368-1(d)).

Board of Directors	Page 6

7. No two parties to the transaction are “investment companies” as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

8. On the Effective Date, the fair market value of the assets of the Farnsworth will exceed the sum of its liabilities plus the liabilities, if any, to which the assets of Farnsworth are subject.

9. None of the compensation to be received by any shareholder-employees of Farnsworth or its subsidiaries will be separate consideration for, or allocable to, any of their shares of Farnsworth Common Stock. The compensation to be paid to shareholder-employees under employment agreements or other arrangements will be for services actually rendered and will be commensurate with amounts paid by third parties bargaining at arm’s length for similar services. None of the Holding Company Common Stock to be received by any shareholder-employee of Farnsworth is separate consideration for any compensation owed to such shareholder-employee.

IN WITNESS WHEREOF, I have, on behalf of Sterling Banks, Inc., signed this certificate as of the 19 day of September, 2006.

STERLING BANKS, INC.

By:	/s/ R. Scott Horner
Name:	R. Scott Horner
Title:	Executive Vice President, Chief Financial Officer

Board of Directors	Page 7

FARNSWORTH BANCORP, INC.

OFFICER’S CERTIFICATE

In connection with the opinion of Dilworth Paxson LLP to be filed as part of the Registration Statement on Securities and Exchange Commission Form S-4 by Sterling Bank, a New Jersey corporation (“Sterling”), as to certain of the federal income tax consequences of the proposed Merger pursuant to which Farnsworth Bancorp, Inc., (“Farnsworth”), will merge with and into Sterling Banks, Inc., a New Jersey corporation (“Holding Company”), for Common Stock of Holding Company and cash, and recognizing that Dilworth Paxson LLP will rely on this Certificate in delivering such opinion, the undersigned authorized officer of Farnsworth hereby certifies on behalf of Farnsworth that, to the best knowledge and belief of the management of Farnsworth, at all times up to and including the effective date of the Merger (the “Effective Date”):

1.The fair market value of the Holding Company voting common stock (“Holding Company Common Stock”) and cash to be received by each Farnsworth shareholder in the Merger will be approximately equal to the fair market value of the Farnsworth voting common stock (“Farnsworth Common Stock”) surrendered in the exchange.

2. There is no plan or intention on the part of the shareholders of the Farnsworth to sell, exchange, or otherwise dispose of, to Holding Company, its subsidiaries, and/or any person related to any of them (as determined under Treasury Regulation Section 1.368-1(e)) (all hereinafter “Related Parties”), a number of shares of Holding Company Common Stock to be received in the transaction that would reduce such shareholders’ ownership of Holding Company Common Stock to a number of shares having a value, as of the Effective Date, of less than 40% of the value of all of the formerly outstanding Farnsworth Common Stock as of that date. Shares of Farnsworth Common Stock surrendered by dissenters will be considered in making this representation. Moreover, shares of Farnsworth Common Stock held by Farnsworth’s shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction to such Related Parties will be considered in connection with this representation.

3. Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

4. Farnsworth, Holding Company and the shareholders of the Farnsworth will pay their respective expenses, if any, incurred in connection with the transaction.

5. Farnsworth does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the Holding Company.

6. Following the transaction, Farnsworth will continue its “historic business” or use a “significant portion” of its “historic business assets” in a business (as such terms are used in Treasury Regulation Section 1.368-1(d)).

7. No two parties to the transaction are “investment companies” as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

8. On the Effective Date, the fair market value of the assets of the Farnsworth will exceed the sum of its liabilities plus the liabilities, if any, to which the assets of Farnsworth are subject.

9. None of the compensation to be received by any shareholder-employees of Farnsworth or its subsidiaries will be separate consideration for, or allocable to, any of their shares of Farnsworth Common Stock. The compensation to be paid to shareholder-employees under employment agreements or other arrangements will be for services actually rendered and will be commensurate with amounts paid by third parties bargaining at arm’s length for similar services. None of the Holding Company Common Stock to be received by any shareholder-employee of Farnsworth is separate consideration for any compensation owed to such shareholder-employee.

IN WITNESS WHEREOF, I have, on behalf of Farnsworth, signed this certificate as of the 19 day of September, 2006.

FARNSWORTH BANCORP, INC.
By:	/s/ Charles Alessi
Name:	Charles Alessi
Title:	Vice President, Chief Financial Officer